Exhibit Index

99.1   Notice of Blackout Period



                            NOTICE OF BLACKOUT PERIOD
                       TO DIRECTORS AND EXECUTIVE OFFICERS
                               OF HUMBOLDT BANCORP

Notice Date: May 15, 2003

REASONS FOR BLACKOUT PERIOD

The Humboldt Bancorp 401(k) and Stock Bonus Plan (the "Plan") will be subject to a "blackout period" in connection with a change in the Plan's third party administrator. During the blackout period, Plan participants and beneficiaries are temporarily prevented from buying and selling Humboldt Bancorp ("Humboldt") common stock ("HBEK") held in their plan accounts. As a result, Humboldt's directors and executive officers are prohibited from trading in certain equity securities of the company for the duration of the plan blackout period.

TRANSACTIONS TO BE SUSPENDED OR AFFECTED BY THE BLACKOUT

This Notice is given to you pursuant to Securities and Exchange Commission Regulation BTR, (17 CFR 245.100 et seq.). This Regulation limits your ability to transact HBEK shares during the plan blackout period. In general, during the blackout period:

     o You cannot directly or indirectly purchase, sell or otherwise acquire or transfer any HBEK shares if you acquire or acquired those shares in connection with your service or employment as a director or executive officer of Humboldt;

     o    You cannot exercise an option to purchase HBEK shares; and

     o You cannot change your investment instructions to the 401(k) plan administrator with respect to the purchase or sale of HBEK shares in your plan account.

There are some exceptions to these trading prohibitions. During the blackout period:

     o You may continue to purchase or sell HBEK shares under a pre-existing Rule 10b5-1 trading plan;

     o You may continue to receive additions to your account established for deferral of directors fees into stock units under the terms of the Amended Humboldt Bancorp and Subsidiaries Director Fee Plan;

     o You may receive a bona fide gift, or a transfer by will or descent, of HBEK shares.

EQUITY SECURITY SUBJECT TO THE BLACKOUT PERIOD

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Humboldt Bancorp common stock is subject to the blackout period.

LENGTH OF BLACKOUT PERIOD

The blackout period will begin June 19, 2003 and end on July 10, 2003.

WHO TO CONTACT

If you have any questions concerning this Notice, the blackout period or the transactions affected by the blackout, you may direct those questions to:

                           Patrick J. Rusnak
                           Chief Financial Officer
                           Humboldt Bancorp
                           2998 Douglas Boulevard, Suite 330
                           Roseville, CA  95661

                           Phone: 916.783.2812





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